Exhibit 99

Heinz Reports Third-Quarter EPS Rose 12% to $0.76
Net Income Grew 11%

Heinz Reaffirms Outlook for Fiscal Year 2009

Third-Quarter Highlights

  Net income rose 11% to $242 million.
  Organic sales grew approximately 2%, while unfavorable foreign exchange translation rates of 11.4% caused reported sales to decline 7.5%*.
  Organic sales in Emerging Markets grew 9%, but declined 3.2% including the negative impact of foreign exchange*.
  Operating free cash flow increased 25% to $233 million (cash flow from operations less capital expenditures net of proceeds from disposal of PP&E)*.
  Heinz reaffirms FY09 EPS guidance of $2.87 to $2.91, a growth rate of 9% to 11%.

PITTSBURGH--(BUSINESS WIRE)--February 24, 2009--H. J. Heinz Company (NYSE:HNZ) today announced that third-quarter earnings per share rose 12% to $0.76. The strong EPS growth reflected increased pricing, the Company’s strategic decision to hedge translation exposures on key currencies, and higher organic sales of brands such as Heinz® Ketchup and soup, and Classico® pasta sauces. Net income grew 11% to $242 million, boosted by favorable mark-to-market gains, as well as a lower effective tax rate of 26%.

*Reconciliation of non-GAAP sales and cash flow numbers are set forth in the attached financial tables. Organic sales is defined as volume plus price or total sales growth excluding the impact of foreign exchange and acquisitions and divestitures.

Heinz reported a 25% increase in operating free cash flow to $233 million in the third quarter, reflecting effective working capital management and tight control over capital spending.

Excluding the impact of foreign exchange, sales grew 3.9% with organic sales growth of approximately 2%, driven by ketchup, infant nutrition and soup in the UK. Overall third-quarter sales of $2.41 billion declined 7.5% from the prior year due to the impact of foreign exchange. Lower volume for the quarter reflected the timing impact of overlapping price increases, a weak economic environment and the Company’s strategic decision not to match deep discounts in certain categories.

Heinz Chairman, President and CEO William R. Johnson said, “Heinz delivered solid third-quarter net income and strong cash flow in a challenging economic climate.”

In the U.S., the successful launch of Ore-Ida® Steam n’ Mash™ potatoes helped offset some of the unfavorable volume impact related to the timing of price increases. Classico pasta sauce organic sales gained a solid 9%, and globally, Heinz branded products grew organically by 8%, aided by higher retail ketchup volume.

Overall, net pricing in the quarter improved 8%, and acquisitions net of divestitures increased sales by 2%. Sales were offset by a 6% decline in volume and an 11% negative impact of foreign exchange translation rates.

Organic sales in Europe grew 5% and 9% in Emerging Markets as both segments benefited from cost-justified pricing actions. Organic sales declined in the U.S. Consumer Products, U.S. Foodservice and Asia/Pacific segments largely reflecting the timing impact of overlapping price increases, the recessionary environment, and competitive promotional pricing in a number of categories.

Third-quarter operating income of $382 million was down 6% from $406 million in the prior quarter due to currency. Excluding the unfavorable impact from foreign exchange translation rates and UK transaction rates, operating income would have increased almost 9%.

For the third quarter, market prices for the Heinz commodity basket were up 11% from a year ago, led by packaging, potatoes, and tomatoes. Gross margin declined 40 basis points, as commodity inflation, including the impact of the Euro/Pound transaction cross rate, was only partially offset by net price gains, procurement savings and other productivity initiatives.

Net profit before tax included an incremental $17 million mark-to-market gain resulting from translation hedges on key currencies for the remainder of FY2009. In addition, net profit before tax was aided by $14 million in mark-to-market gains on a total rate of return swap, which was entered into in conjunction with the remarketing of Company debt securities on December 1, 2008, reducing the overall cost to the Company.

The tax rate for the third quarter was 26%, down from 31.6% in the third quarter last year. The lower rate reflected lower repatriation costs, increased foreign tax planning and a deferred tax charge in the prior year resulting from an Italian tax law change. As a result, we now expect a current year annual effective tax rate of approximately 29%.

Heinz today reaffirmed its FY2009 guidance for EPS and organic sales. The Company anticipates EPS in the target range of $2.87 to $2.91 for FY2009, with full-year organic sales growth of around 6%.

“Our business remains fundamentally sound with strong cash flow and a balanced portfolio of leading brands that deliver good value to consumers,” Mr. Johnson said.

THIRD-QUARTER PRODUCT / MARKETING HIGHLIGHTS

  Globally, ketchup achieved 9% organic sales growth behind the success of top-down and fridge fit bottles in many markets, as well as the success of the “Grown Not Made” campaign in Europe, and the benefit of pricing.
  In Europe, Heinz Ketchup strengthened its position as the market leader with a 52-week European value share of 32.7%, achieving record market shares in Spain, Sweden and Switzerland.
  In the U.S., Heinz Ketchup introduced new labeling featuring a vine-ripened tomato around the theme that Heinz tomatoes are “Grown Not Made.”
  In the UK, Heinz benefited from the strength of its soup portfolio, including Heinz Cream of Tomato Soup, as well as recent innovations, including Farmers’ Market and Taste of Home, as the UK endures one of its harshest winters on record.
  In China, Heinz expanded into the children’s juice market with the launch of Heinz Little Kids Fruit Crush. Heinz also benefited from its recent launch of infant noodles as it continued to broaden its infant nutrition portfolio in China.
  Heinz’s infant nutrition product line in Canada continued its growth trend, fueled by distribution gains, a strong performance by cereals and snacks, pricing and the launch of Heinz Nurture™ Infant Formula.
  In the U.S. and Canada, Classico strengthened its standing as the number-one premium pasta sauce as consumers turn to affordable pasta meals.
  Global organic infant nutrition sales grew almost 7% driven by pricing and new product introductions.
  T.G.I. Friday’s™ Complete Skillet Meals continued to perform well in the U.S. as consumers responded favorably to the quality and taste of this new range of restaurant-inspired frozen meals.

THIRD-QUARTER SEGMENT HIGHLIGHTS

North American Consumer Products

Sales of the North American Consumer Products segment decreased 6%. Organic sales fell 2%, with volume declining 8%, largely offset by net pricing up 6%. Organic sales declines were due to Ore-Ida® frozen potatoes, Smart Ones® and Boston Market® frozen entrees, and partially offset by growth in Heinz® Ketchup and Classico® pasta sauce.

The frozen entrees brands were impacted by volume declines from the timing of recent price increases, general softness in the category and aggressive promotion by competitors. Volumes would have been almost flat for the segment excluding the impacts from the timing of overlapping pricing and Smart Ones® product declines. Unfavorable Canadian exchange translation rates decreased sales 4%.

Operating income increased 4%, due primarily to pricing, productivity improvements and reduced SG&A, which more than offset increased commodity costs, volume declines and unfavorable foreign exchange translation rates.

Europe

Organic sales in Europe grew 5%, with net pricing up 10%, partially offset by a 5% decline in volume. Organic sales growth was largely driven by UK soup, Heinz® Ketchup and Heinz® Beans. Acquisitions, net of divestitures, increased sales 3%. Reported sales of the European segment decreased 13%, reflecting unfavorable foreign exchange translation rates of 21%.

Operating income decreased 19%, due to unfavorable foreign exchange translation rates, and increased commodity costs including the impact of cross currency rate movements between the Euro and British Pound, partially offset by pricing. Heinz continues to monitor the cross-rate of the UK Pound and the Euro which remains significantly below historic norms.

Asia/Pacific

Sales of the Asia/Pacific segment decreased 8%, due to unfavorable foreign exchange translation rates of 17%. Organic sales decreased slightly, with net pricing up 7%, offset by an 8% volume decline. Organic sales were driven by gains in the infant nutrition business in India and pricing in Australia, offset by declines in Long Fong® frozen products and sauces in China. Acquisitions in the third quarter, including Golden Circle Limited, a fruit juice business in Australia, increased sales 9%.

Operating income decreased 23%, largely due to unfavorable foreign exchange translation rates, increased commodity costs, unfavorable mix and reduced volume, partially offset by the increased pricing and the favorable impact of acquisitions.

U.S. Foodservice

Sales of the U.S. Foodservice segment decreased 5%. Organic sales decreased 4%, with net pricing up 5%, offset by a 9% volume decline. Organic sales declines were primarily due to weakness in frozen soup and desserts reflecting reduced restaurant industry foot traffic, as well as differences in promotional timing and the Company’s decision to exit lower-margin products and customers. Divestitures reduced sales 1%.

Operating income decreased 22%, due to higher commodity costs and lower volumes.

Rest of World

Sales of the Rest of World segment increased 22%. Organic sales grew 32%, with net pricing up 29% and volume up 3%. Organic sales growth was driven primarily by increases in Heinz® Ketchup and Heinz® baby food in Latin American markets. Higher pricing was driven by inflation in Latin America and commodity-related price increases in South Africa and the Middle East. Foreign exchange translation rates decreased sales 10%. Operating income increased 5%.

Year-to-Date Highlights

Sales for the nine months ended January 28, 2009 increased 3%, driven by organic sales growth of 6%. Net pricing increased sales by 7%, as price increases were taken across the majority of the Company’s portfolio to help offset increases in commodity costs. Volume decreased 1%, as volume improvements in our emerging markets were more than offset by declines in our U.S., Australian and New Zealand businesses, which have been more affected by the recessionary economic environment. Acquisitions, net of divestitures, increased sales by 1%. Foreign exchange translation rates decreased sales by 4%.

On a constant currency basis, operating income was up 3.7% but was down 2.8% as reported, reflecting unfavorable foreign exchange translation and transaction costs in the UK. Net income was $748 million, compared to $651 million in the prior year, an increase of 15%, which includes a $114 million increase in currency gains, reduced net interest expense and a lower effective tax rate. Diluted earnings per share were up 17% to $2.35 in the current year compared to $2.01 in the prior year, which also benefited from a 2% reduction in fully diluted shares outstanding.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS

Heinz will host an investor and analyst call today at 8:30 a.m. (Eastern Time). The call will be Webcast live on www.heinz.com and will be archived for playback. Participants (institutional investors and analysts) can call (800) 933-5758 in the U.S. and Canada. A listen-only broadcast for media is available on (800) 955-1760. Slides will be available for this call on www.heinz.com. The conference call will be hosted by Art Winkleblack, Chief Financial Officer.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release and our other public pronouncements contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, dividend policy, and planned credit rating, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions, including those that could impact consumer spending, competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, and energy costs, competition from lower-priced private label brands,
  increases in the cost and restrictions on the availability of raw materials, including agricultural commodities and packaging materials, the ability to increase product prices in response, and the impact on profitability, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier and customer relationships, and the financial viability of those suppliers and customers, currency valuations and interest rate fluctuations,
  changes in credit ratings, leverage, and economic conditions and the impact of these factors on the cost of borrowing and access to capital markets, our ability to effectuate our strategy, which includes our continued evaluation of potential acquisition opportunities, including strategic acquisitions, joint ventures, divestitures and other initiatives, including our ability to identify, finance and complete these initiatives, and our ability to realize anticipated benefits from them, the ability to successfully complete cost reduction programs and increase productivity, the ability to effectively integrate acquired businesses,
  new products, packaging innovations, and product mix,
  the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation,
  the ability to further penetrate and grow in international markets, economic or political instability in those markets, particularly in Venezuela, and the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the potential adverse impact of natural disasters, such as flooding and crop failures, the ability to implement new information systems and potential disruptions due to failures in information technology systems, with regard to dividends, dividends must be declared by the Board of Directors and will be subject to certain legal requirements being met at the time of declaration, as well as our Board’s view of our anticipated cash needs, and other factors described in "Risk Factors" and "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended April 30, 2008.

The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

ABOUT HEINZ: H. J. Heinz Company, offering “Good Food Every Day™” is one of the world’s leading marketers and producers of healthy, convenient and affordable foods specializing in ketchup, sauces, meals, soups, snacks and infant nutrition. Heinz provides superior quality, taste and nutrition for all eating occasions whether in the home, restaurants, the office or “on-the-go.” Heinz is a global family of leading branded products, including Heinz® Ketchup, sauces, soups, beans, pasta and infant foods (representing over one third of Heinz’s total sales), Ore-Ida® potato products, Weight Watchers® Smart Ones® entrees, Boston Market® meals, T.G.I. Friday’s® snacks, and Plasmon infant nutrition. Heinz is famous for its iconic brands on five continents, showcased by Heinz® Ketchup, The World’s Favorite Ketchup®. Information on Heinz is available at www.heinz.com.

H. J. Heinz Company and Subsidiaries
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)

	Third Quarter Ended		Nine Months Ended
	January 28, 2009	January 30, 2008	January 28, 2009	January 30, 2008
	FY2009	FY2008	FY2009	FY2008

Sales	$2,414,576	$2,610,863	$7,610,325	$7,382,527
Cost of products sold	1,560,104	1,675,447	4,901,002	4,676,909

Gross profit	854,472	935,416	2,709,323	2,705,618

Selling, general and administrative expenses	472,662	529,360	1,548,900	1,511,912

Operating income	381,810	406,056	1,160,423	1,193,706
Interest income	25,713	9,296	47,984	32,659
Interest expense	95,931	93,462	254,514	282,174
Other income/(expense), net	15,984	(2,532)	84,543	(21,900)

Income before income taxes	327,576	319,358	1,038,436	922,291

Provision for income taxes	85,313	100,826	290,499	271,428

Net income	$242,263	$218,532	$747,937	$650,863

Income per common share - Diluted	$0.76	$0.68	$2.35	$2.01

Average common shares outstanding - diluted	318,733	321,381	317,995	323,032

Income per common share - Basic	$0.77	$0.69	$2.39	$2.04

Average common shares outstanding - basic	314,538	316,610	313,417	318,301

Cash dividends per share	$0.415	$0.38	$1.245	$1.14

(Totals may not add due to rounding)

H. J. Heinz Company and Subsidiaries
Segment Data

	Third Quarter Ended		Nine Months Ended
	January 28, 2009	January 30, 2008	January 28, 2009	January 30, 2008
	FY2009	FY2008	FY2009	FY2008
Net external sales:
North American Consumer Products	$761,605	$807,634	$2,330,065	$2,228,539
Europe	804,402	923,087	2,610,539	2,561,550
Asia/Pacific	354,430	386,573	1,198,401	1,153,764
U.S. Foodservice	380,336	400,606	1,124,773	1,170,715
Rest of World	113,803	92,963	346,547	267,959
Consolidated Totals	$2,414,576	$2,610,863	$7,610,325	$7,382,527

Operating income (loss):
North American Consumer Products	$191,437	$183,427	$551,048	$513,308
Europe	133,323	164,288	424,831	462,670
Asia/Pacific	31,489	40,739	148,715	147,745
U.S. Foodservice	36,269	46,767	99,951	141,810
Rest of World	11,786	11,186	39,325	34,146
Non-Operating	(22,494)	(40,351)	(103,447)	(105,973)
Consolidated Totals	$381,810	$406,056	$1,160,423	$1,193,706

The company's revenues are generated via the sale of products in the following categories:

Ketchup and Sauces	$1,000,414	$1,010,904	$3,176,066	$2,982,167
Meals and Snacks	1,071,189	1,235,032	3,303,630	3,327,797
Infant/Nutrition	252,797	276,263	830,235	784,088
Other	90,176	88,664	300,394	288,475
Total	$2,414,576	$2,610,863	$7,610,325	$7,382,527

H. J. Heinz Company and Subsidiaries
Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratios discussed in the Company's press release dated February 24, 2009:

Operating Free Cash Flow Calculation	Third Quarter Ended				Nine Months Ended
(amounts in thousands)	January 28, 2009		January 30, 2008		January 28, 2009		January 30, 2008
	FY 2009		FY 2008		FY 2009		FY 2008
Cash provided by operating activities	$292,350		$254,534		$505,917		$470,668
Capital expenditures	(59,229)		(69,170)		(183,447)		(201,479)
Proceeds from disposals of property, plant and equipment	230		735		1,366		1,518

Operating Free Cash Flow	$233,351		$186,099		$323,836		$270,707

Sales Variances

The following table illustrates the components of the change in net sales versus the prior year for each of the five reported business segments.

	Third Quarter ended January 28, 2009
	Volume	+	Price	=	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change
Segment:
North American Consumer Products	(7.6%)		5.8%		(1.8%)		(3.8%)		0.0%		(5.7%)
Europe	(4.8%)		9.7%		4.9%		(20.9%)		3.2%		(12.9%)
Asia/Pacific	(7.6%)		7.2%		(0.4%)		(16.9%)		8.9%		(8.3%)
U.S. Foodservice	(8.7%)		4.6%		(4.1%)		0.0%		(0.9%)		(5.1%)
Rest of World	2.7%		29.5%		32.2%		(9.7%)		0.0%		22.4%
Consolidated Totals	(6.4%)		8.0%		1.6%		(11.4%)		2.4%		(7.5%)

	Nine Months ended January 28, 2009
	Volume	+	Price	=	Organic Sales Growth (a)	+	Foreign Exchange	+	Acquisitions/ Divestitures	=	Total Net Sales Change
Segment:
North American Consumer Products	(0.4%)		6.5%		6.1%		(1.5%)		0.0%		4.6%
Europe	(0.8%)		7.2%		6.4%		(7.2%)		2.7%		1.9%
Asia/Pacific	(0.5%)		6.0%		5.5%		(5.1%)		3.5%		3.9%
U.S. Foodservice	(6.1%)		3.0%		(3.1%)		0.0%		(0.8%)		(3.9%)
Rest of World	7.0%		27.2%		34.2%		(4.9%)		0.0%		29.3%
Consolidated Totals	(1.2%)		6.9%		5.7%		(3.9%)		1.4%		3.1%

(Totals may not add due to rounding)

(a) Organic sales growth is a non-GAAP measure that excludes the impact of foreign currency exchange rates and acquisitions/divestitures.

Supplemental Non-GAAP Performance Ratios Referenced in this Release

Organic Sales	Organic Sales Growth	+	Foreign Exchange	=	Total Net Sales Change
Q3 Emerging markets sales	9.1%		(12.3%)		(3.2%)

Q3 Classico sales	9.4%		(5.0%)		4.4%

Q3 Global Heinz branded sales	7.9%		(14.2%)		(6.3%)

Q3 Global ketchup sales	8.8%		(10.1%)		(1.3%)

Q3 Global infant nutrition sales	6.7%		(14.5%)		(7.8%)

Constant Currency Revenue	Reported Change	+	Foreign Exchange Impact	=	Constant Currency
Q3 Revenue	(7.5%)		11.4%		3.9%

Constant Currency Operating Income	Reported Change	+	Foreign Exchange Translation Impact	+	UK Transaction Rate Impact	=	Constant Currency
Q3 Operating Income	(6.0%)		12.8%		1.8%		8.6%

YTD Operating Income	(2.8%)		4.6%		1.9%		3.7%

CONTACT:
H. J. Heinz Company
Media:
Michael Mullen, 412-456-5751
Michael.mullen@us.hjheinz.com
or
Investors:
Margaret Nollen, 412-456-1048